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                              [ASCEND LETTERHEAD]



                                 PRESS RELEASE
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
Contacts:
Bob Dahl                     Paula Cook                        Bernie Schneider
Chief Financial Officer      Director, Investor Relations      V.P., Strategic Business Development
510-747-2309                 510-747-2345                      510-337-2618
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                     ASCEND COMMUNICATIONS, INC. TO ACQUIRE
                          CASCADE COMMUNICATIONS CORP.


ALAMEDA, CA - March 30, 1997 - Ascend Communications, Inc. (NASDAQ: ASND) and Cascade Communications Corp. (NASDAQ: CSCC) today announced a definitive agreement under which Ascend will acquire Cascade in one of the largest mergers in the history of the networking industry. Upon closing, the company will retain the Ascend name and will be headquartered in Alameda, California.

"Ascend and Cascade share a common vision of an emerging network infrastructure that delivers end-to-end networking solutions to a broad base of customers. To deliver these solutions requires best-of-breed technology in four key areas:
Access Switching and Concentration, IP Switching, Backbone Switching, and Remote Products," said Mory Ejabat, Ascend's president and chief executive officer. "The combination of the products, technologies and sales channels of both companies, with the leadership each company has in the different market segments, will position the new Ascend as one of the networking industry's premier providers of end-to-end networking solutions for carriers, ISPs, network service providers and small and large businesses," Mr. Ejabat continued.

Under the terms of the agreement, each share of Cascade common stock will be exchanged for 0.7 of a share of Ascend common stock. Outstanding options to purchase Cascade stock will be converted at the exchange ratio into Ascend options. The transaction is intended to be accounted for as a pooling of interests and to qualify as a tax-free reorganization. Based on the closing price of Ascend common stock on March 27, 1997, the deal is valued at approximately $3.7 billion. Ascend shareholders will own approximately 65% and Cascade shareholders will own approximately 35% of the combined company's shares. The transaction is subject to various customary conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and approval by Ascend and Cascade shareholders. The company expects to recognize a one-time charge related to certain merger costs and related expenses in the third quarter when the deal is expected to close.

In connection with the transaction, each company granted the other an option, exercisable under certain conditions, to purchase shares equal to approximately 19.9% of the other company's outstanding shares.

"The integration of the combined company's products will expand upon the carrier class solutions offered from the edge of the network through the core, providing true end-to-end quality of service," said Dan Smith, president and chief executive officer of Cascade. "By providing an integrated set of products, we will, for the first time, allow network service providers to quickly and cost effectively deploy, provision and
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deliver network services which will support the evolving needs of their customer base. Delivery of this new networking paradigm through Ascend's strong international presence will be added advantage to the already compelling story behind combination of the two companies."

Mory Ejabat will remain as Ascend's president and chief executive officer, and Bob Dahl will continue to serve as chief financial officer of the combined company. Once the transaction is completed, Ascend will organize into four business units: Multimedia Access Products, Remote Products, Access and Concentrator Products, and Core Switching Systems. Dan Smith will join the company as executive vice president and general manager of the Core Switching Systems unit, which will have responsibility for all ATM, frame relay and IP switching products, including Ascend's family of GRF IP switches. Gururaj "Desh" Deshpande will join Ascend as executive vice president, responsible for strategic planning. Both Dan and Desh will be joining Ascend's Board of Directors, as will Paul Ferri, currently a member of Cascade's Board of Directors, bringing the total number of board members to ten.

Separately, Cascade Communications Corp. has announced today (See Cascade press release) that it is pre-releasing an estimate of expected first quarter operating results, which reflect estimated revenue for the first quarter of 1997 of $90 million, versus $56 million for the same period in 1996.

Ascend Communications, Inc. and Cascade Communications Corp. will separately announce final results for the first quarter in April 10, 1997.

Deutsche Morgan Grenfell acted as financial advisor to Ascend Communications in this transaction and Morgan Stanley & Co. acted as financial advisor to Cascade Communications.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, including the level of earnings of both Ascend Communications, Inc. and Cascade Communications Corp., and the success of the proposed merger may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in the assimilation of operations, technologies and products of the acquired companies, diversion of management's attention from other business concerns, risks or entering new markets, competitive response, and a downturn in the networking industry. For a more detailed description of the risk factors associated with Ascend Communications, Inc. and Cascade Communications Corp. please refer to the companies' respective SEC filings.

Ascend Communications, Inc. is a leading, worldwide provider of remote networking solutions for corporate central sites, ISP POPs, remote offices, mobile workers and telecommuters. Ascend develops, manufactures, markets, sells and supports products which utilize bandwidth on demand to extend existing corporate networks for applications such as remote LAN access, Internet access, telecommuting, SOHO connectivity and videoconferencing/multimedial access. For more information about Ascend and its products, please visit the Company's web site at http://www.ascend.com, or e-mail info@ascend.com.

Cascade Communications Corp. is at the forefront of broadband data communications with its family of scaleable, carrier class Frame Relay, ATM and IP switching products. Used by public carriers and Internet service providers worldwide, Cascade products are forming the foundation of the public network infrastructure for global communications. Cascade is headquartered in Westford, Massachusetts, USA, with offices throughout the Americas, Europe and Asia/Pacific. For more information about Cascade and its products please visit the Company's web site at http://www.casc.com.